EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the following Registration Statements of UTI Energy Corp. of our report dated February 16, 2001, with respect to consolidated financial statements and schedule of UTI Energy Corp. included in this Annual Report (Form 10-K) for the year ended December 31, 2000.

Form	Description

S-8	1997 Amended and Restated Long-Term Incentive Plan, Norton Drilling Services, Inc. 1997 Stock Option Plan and Norton Drilling Services, Inc. 1989 Stock Option Plan (No. 333-85865)
S-8	UTI Energy Corp. 1993 Non-Qualified Stock Option Plan; First Amendment to Termination Agreement and Release; UTI Energy Corp. 1996 Employee Stock Option Plan; and UTI Energy Corp. Non-Employee Director Stock Option Plan (No. 333-13261)
S-8	1997 Amended and Restated Long-Term Incentive Plan (No. 333-52916)
S-3	The Norton Family Trust shares (No. 333-52914)

/s/ ERNST & YOUNG LLP Ernst & Young LLP

Houston, Texas
February 20, 2001